Exhibit 99.1

Innovative Solutions & Support, Inc. Announces First Quarter Fiscal 2018 Financial Results

EXTON, Pa.—(BUSINESS WIRE)—Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (ISSC) today announced its financial results for the first quarter of fiscal 2018 ended December 31, 2017.

For the first quarter of fiscal 2018, the Company reported net sales of $3.1 million, down 10% from the first quarter a year ago. The Company reported a net loss of $0.9 million, or ($0.05) per share, for the quarter, an improvement from the net loss of $1.2 million, or ($0.07) per share, recorded in the first quarter of fiscal 2017.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “Results in the first quarter reflect the low beginning backlog at the beginning of the fiscal year.   While revenues were down in the first quarter, our focus on more profitable production sales and tight cost control has enabled us to generate gross margins approaching 50%, and, we remain committed to internal research and development, with over $900,000, or 30% of revenue, invested in new product

work this quarter.    We have further broadened our product portfolio with the recent introduction of our patent-pending Autothrottle.  The recent Business & Commercial Aviation February 2018 cover story, has created interest in the Autothrottle’s application into several other aircraft.  We anticipate rapidly growing demand with the receipt of an STC for the standalone version of our PC-12 Autothrottle with a market of over 1,400 aircraft, which we believe is imminent.  Once the King Air Autothrottle is certified, we expect to have Autothrottle certifications that will open up a market in excess of 10,000 aircraft for which we will be the sole source of the industry’s leading Autothrottle retrofit, which we believe will be an engine of future growth.”

At December 31, 2017, the Company had $24.7 million of cash on hand, virtually unchanged from fiscal year end September 30, 2017.

New orders in the first quarter of fiscal 2018 were $3.4 million and backlog as of December 31, 2017 was $3.3 million, up 10% from September 30, 2017. Backlog does not include follow on production orders from products developed under the Company’s engineering development contracts, including the Pilatus PC-24, and the KC-46A, all of which the Company expects to remain in production for a decade. The Company expects that these contracts will add to production sales already in backlog.

Shahram Askarpour, President of IS&S, added, “I am pleased with the progress we have achieved in establishing a strong market presence solely on the foundation of products we have internally developed.  We believe the strength of this strategy can be seen in our gross profits, which reflect the attractive margins of production orders, even at volumes below our historic norms.  With the introduction of the

only FAA-certified Turboprop Autothrottle, we are essentially creating an entirely new market.    Now, we are adding a retrofit standalone version, which significantly reduces the price point, making this a more economical, accessible choice and expanding the products applications.  Over the past few years, we have transitioned IS&S away from large burdensome engineering programs and towards opportunities that we believe better leverage our proprietary technology with significantly lower risk.  As we add more internally developed products to our growing portfolio, we can better capitalize on the growth opportunities emerging from impending FAA mandates and the industry’s increasing emphasis on price-for-performance procurement.”

Conference Call

The Company will be hosting a conference call on Wednesday, February 14, 2018 at 10:00 a.m. ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 4678791. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-

looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended
	December 31,
	2017	2016

Gross sales	$3,087,984	$3,824,047
Returns and allowances	—	(458,181)
Net Sales	3,087,984	3,365,866

Cost of sales	1,593,268	1,828,052

Gross profit	1,494,716	1,537,814

Operating expenses:
Research and development	923,721	1,085,988
Selling, general and administrative	1,622,555	2,047,121
Total operating expenses	2,546,276	3,133,109

Operating loss	(1,051,560)	(1,595,295)

Interest income	9,624	9,876
Other income	21,431	19,114
Loss before income taxes	(1,020,505)	(1,566,305)

Income tax expense (benefit)	(138,886)	(371,331)

Net loss	$(881,619)	$(1,194,974)

Net loss per common share:
Basic	$(0.05)	$(0.07)
Diluted	$(0.05)	$(0.07)

Weighted average shares outstanding:
Basic	16,783,129	16,716,014
Diluted	16,783,129	16,716,014

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2017	2017
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$24,662,454	$24,680,301
Accounts receivable, net	1,480,622	2,748,597
Unbilled receivables, net	1,083,165	1,480,822
Inventories	4,495,051	4,179,654
Prepaid expenses and other current assets	1,102,047	1,092,064

Total current assets	32,823,339	34,181,438

Property and equipment, net	6,649,220	6,669,011
Other assets	187,016	187,315
Total assets	$39,659,575	$41,037,764

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$926,766	$1,321,251
Accrued expenses	1,739,028	1,760,037
Deferred revenue	137,465	280,354
Total current liabilities	2,803,259	3,361,642

Non-current deferred income taxes	129,555	67,742
Total liabilities	2,932,814	3,429,384

Commitments and contingencies

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at December 31, 2017 and September 30, 2017	$—	$—
Common stock, $.001 par value: 75,000,000 shares authorized, 18,879,580 issued at December 31, 2017 and September 30, 2017	18,880	18,880

Additional paid-in capital	51,583,841	51,583,841
Retained earnings	6,492,577	7,374,196
Treasury stock, at cost, 2,096,451 shares at December 31, 2017 and September 30, 2017	(21,368,537)	(21,368,537)
Total shareholders’ equity	36,726,761	37,608,380
Total liabilities and shareholders’ equity	$39,659,575	$41,037,764